SUB-ADVISORY AGREEMENT


SUB-ADVISORY AGREEMENT, dated December 14, 1995, between AMT Capital Advisers, Inc., a Delaware corporation (the "Adviser") and Delphi Asset Management, a New York partnership (the "Sub-Adviser").

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1. Attorney-in-Fact. The Adviser appoints the Sub-Adviser as its attorney-in-fact to invest and reinvest the assets of the U.S. Selected Growth Portfolio (the "Portfolio") of AMT Capital Fund, Inc. (the "Fund"), as fully as the Adviser itself could do. The Sub-Adviser hereby accepts this appointment.

2.	Duties of the Sub-Adviser.
 (a) The Sub-Adviser shall be responsible for coordinating with the Adviser in managing the investment portfolio of the Portfolio, including, without limitation, providing investment research, advice and supervision, determining with the Adviser which portfolio securities shall be purchased or sold by the Portfolio, purchasing and selling securities on behalf of the Portfolio and determining with the Adviser how voting and other rights with respect to portfolio securities of the Portfolio shall be exercised subject in each case to the control of the Board of Directors of the Fund (the "Board") and in accordance with the objectives, policies and principles of the Portfolio set forth in the Prospectus as delineated in the section entitled "Investment Objectives and Policies" and in the Statement of Additional Information, as amended, of the Fund, the requirements of the Investment Company Act of 1940, as amended, (the "Act") and other applicable law. In performing such duties, the Sub-Adviser shall provide such office space, and such executive and other personnel as shall be necessary for the operations of the Portfolio. In managing the Portfolio in accordance with the requirements set forth in this paragraph 2, the Sub-Adviser shall be entitled to act upon advice of counsel to the Fund, counsel to the Adviser or counsel to the Sub-Adviser.

 (b) Subject to Section 36 of the Act (relating to breach of fiduciary authority), the Sub-Adviser shall not be liable to the Adviser or the Fund for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Portfolio and the performance of its duties under this Agreement except for losses arising out of the Sub-Adviser's fraud, willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933 except for information about the Sub-Adviser contained in the Prospectus included as part of such Registration Statement supplied by the Sub-Adviser for inclusion therein. The Adviser agrees to indemnify the Sub-Adviser for any claims, losses, costs, damages, or expenses (including fees and disbursements of counsel, but excluding the ordinary expenses of the Sub-Adviser arising from the performance of its duties and obligations under this Agreement) whatsoever arising out of the performance of this Agreement except for those claims, losses, costs, damages and expenses resulting from the Sub-Adviser's fraud, willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

	(c)  The Sub-Adviser and its officers may act and continue to act as investment advisers and managers for others (including, without limitation, other investment companies), and nothing in this Agreement will in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others will not be deemed to violate or give rise to any duty or obligation to the Fund.

	(d)  Except as provided in Paragraph 5, nothing in this Agreement will limit or restrict the Sub-Adviser or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own account or accounts.  The Adviser acknowledges that the Sub-Adviser and its officers, affiliates or employees, and its other clients may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for the account of the Portfolio subject to the requirements of the Act, and the rules thereunder.  The Sub-Adviser will have no obligation to acquire for the Portfolio a position in any investment which the Sub-Adviser, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, if in the sole discretion of the Sub-Adviser, it is not feasible or desirable to acquire a position in such investment for the account of the Portfolio. The Sub-Adviser represents that it has adopted a code of ethics governing personal trading that complies in all material respects with the recommendations contained in the
Investment Company Institute "Report of the Advisory Group on Personal
Investing," dated May 9, 1994, and the Adviser agrees to furnish a copy of such code of ethics to the Directors of the Fund.

	(e) If the purchase or sale of securities consistent with the investment policies of the Portfolio and one or more other clients serviced by the Sub-Adviser is considered at or about the same time, transactions in such securities will be allocated among the Portfolio and clients in a manner deemed fair and reasonable by the Sub-Adviser. Although there is no specified formula for allocating such transactions, the various allocation methods used by the Sub-Adviser, and the results of such allocations, are subject to periodic review by the Board.

	3.	Expenses.  The Sub-Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement except as provided in
Section 2(b) of this Agreement.

	4.	Compensation.  (a)	As compensation for the services performed and the
facilities and personnel provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser promptly by the tenth of each month following the relevant month, a fee, calculated on each day during such relevant month, at an annual rate of 0.65% of the Portfolio's average daily net assets on the first $50 million of assets and 0.60 % of the Portfolio's average daily net assets for all amounts over $50 million.

	(b)  If the Sub-Adviser shall serve hereunder for less than the whole of any month, the fee payable hereunder shall be prorated.

	(c) For purposes of this Section 4, the "average daily net assets" of the Portfolio shall mean the average of the values placed on the Portfolio's net assets on each day pursuant to the applicable provisions of the Fund's Registration Statement, as amended.

	5.	Purchase and Sale of  Securities.  The Sub-Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Sub-Adviser shall deem appropriate in order to carry out the policy with respect to the allocation of portfolio transactions as set forth in the Registration Statement of the Fund, as amended, or as the Board may direct from time to time. The Sub-Adviser will use reasonable efforts to execute all purchases and sales with dealers and banks on a best available price and most favorable execution basis.  The Sub-Adviser will consider the full range and quality of services offered by the executing broker or dealer when making these determinations. Neither the Sub-Adviser nor any of its officers, affiliates, or employees will act as principal or receive any compensation from the Portfolio in connection with the purchase or sale of investments for the Portfolio other than the fee referred to in Paragraph 4 hereof.

6. Term of Agreement. This Agreement shall continue in full force and effect until two years from the date hereof, and will continue in effect from year to year thereafter if such continuance is approved in the manner required by the Act, provided that this Agreement is not otherwise terminated. The Sub-Adviser and the Adviser may terminate this Agreement at any time, without payment of penalty, upon 60 days' written notice to any other party hereto. The Fund may terminate this Agreement with respect to the Portfolio at any time, without payment of penalty, on 60 days' written notice to the Sub-Adviser by vote of either the majority of the non-interested members of the Board or a majority of the outstanding stockholders of the Portfolio. This Agreement will automatically terminate in the event of its assignment (as defined by the Act).

7. Fee Waivers.    The Sub-Adviser agrees to waive all or a portion of its fee to the extent necessary to meet the voluntary expense cap stated in the Fund's Registration Statement, as amended, based on a formula whereby the Adviser, Sub-Adviser, and Administrator share in the waiving of their respective fees on a pro rata basis so long as the Adviser and Administrator continue to waive their fees.

8. Changes in Membership. The Sub-Adviser is a partnership and, pursuant to the New York State Law and the Investment Advisers Act of 1940, shall notify the Fund of any change in the membership of such partnership within a reasonable time after the change.

9. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require or to impose any duty upon either of the parties to do anything in violation of any applicable laws or regulations.



IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


ATTEST				                             	DELPHI ASSET MANAGEMENT

By:_______________________	            	By:   /s/ Jonathan Smith

                                        Title: General Partner


ATTEST		                             			AMT CAPITAL ADVISERS, INC.


By:_______________________              By:  /s/ Alan M. Trager
                                  						      Alan M. Trager
                                  						      President